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                         SEVERANCE/BENEFITS AGREEMENT

     Agreement made this 10th day of August, 1993, by and between MICHIGAN EDUCATION EMPLOYEES MUTUAL INSURANCE COMPANY ("MEEMIC") and LYNN M. KALINOWSKI ("EMPLOYEE").

                                 WITNESSETH:

     WHEREAS, EMPLOYEE is currently employed by MEEMIC as its President and Chief Executive Officer, which employment relationship is acknowledged to be "at will" and may be terminated for cause or without cause by either party ("Employment Relationship"); and

     WHEREAS, in consideration of the continuation of the Employment Relationship, MEEMIC and EMPLOYEE wish to establish, by this Agreement, certain contractual provisions dealing with severance pay and employee benefits which will be applicable in the event that the Employment Relationship is terminated, at any time, by MEEMIC.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, EMPLOYEE and MEEMIC agree as follows:

     1. APPLICABLE TERMINATION. If at any time during the Employment Relationship MEEMIC shall elect to end the Employment Relationship ("Termination"), the terms and conditions of this Agreement shall become applicable and shall be binding on the parties hereto.

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     2.   SEVERANCE PAY. Upon the occurrence of a Termination, MEEMIC hereby agrees to pay to EMPLOYEE as severance pay, an amount equal to the mathematical product of EMPLOYEE's Average Monthly Income (as defined in Section 3) multiplied by the sum, which for purposes of this section shall NOT exceed eighteen (18) plus one month for every year up to a maximum of twenty-four (24) months of employment years with MEEMIC then completed by the EMPLOYEE ("Severance Amount"). The Severance Amount shall be paid to the EMPLOYEE by MEEMIC in a lump sum within fifteen (15) days of the effective date of the Termination.

     3.   AVERAGE MONTHLY INCOME COMPUTATION.

     A. The term "Average Monthly Income" shall mean EMPLOYEE's annual base salary divided by twelve (12).

     B. The term "Annual Base Salary" shall mean the EMPLOYEE's then effective annual base compensation as approved by the Board of Directors of MEEMIC; unless that base compensation is materially less than the EMPLOYEE's base compensation for the fiscal year immediately proceeding the year of the Termination, in which case Annual Base Salary shall be the annual base compensation for that prior fiscal year.

     C. Any additional compensation will be decided by the Board of Directors of MEEMIC.

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          4.   HEALTH AND DISABILITY COVERAGE.  Upon the occurrence of a
Termination, all health and disability, provided to EMPLOYEE immediately prior to the Termination, shall continue to be provided by MEEMIC, at its sole expense, until EMPLOYEE has become reemployed with coverage; provided, however, MEEMIC shall not be required to continue such coverages for more than twelve (12) months following the effective date of the Termination. It is expressly agreed and understood that EMPLOYEE's rights to purchase continuation coverages under Section 601 ET SEQ. of the Employee Retirement Income Security Act ("ERISA") shall not be abridged in any manner by the continuation of coverages under this Agreement.

          5. SUPPLEMENTAL PAYMENT. Upon the occurrence of a Termination, if under the terms of MEEMIC's defined contribution pension plan for Employees ("Plan"), no contribution to the Plan for the year of the Termination is required to be made on Employee's behalf, then MEEMIC shall make a supplemental payment to Employee, as soon as practicable following the effective date of the Termination, in an amount determined as follows:

          A. The amount that would have been contributed to the Plan by MEEMIC on behalf of Employee shall be computed as if the Employment Relationship had not been terminated, until that date, under the terms of the Plan, upon which vesting of the Employee's contribution would have occurred ("Projected Plan Contribution").


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          B.   The Projected Plan Contribution shall then be multiplied by the ratio of the number of days elapsed in the Plan year through the effective date of the Termination and 365 ("Prorated Contribution").

          C. The Prorated Contribution shall then be multiplied by 1.25 to partially compensate Employee for the federal, state and local tax impact of the contemplated distribution. The amount so determined shall be paid pursuant to this paragraph.

          6. ACQUISITION OF EMPLOYEE AUTOMOBILE. Upon the occurrence of a Termination, MEEMIC agrees to offer to sell to EMPLOYEE, that automobile, if any, which MEEMIC was providing for the use of EMPLOYEE immediately prior to the Termination, at a purchase price equal to the lesser of (i) the depreciated value of the automobile on the books of MEEMIC or (ii) the appraised value of the automobile determined by a mutually acceptable appraisal method. The offer shall be made to EMPLOYEE in writing within ten
(10) days of the effective date of the Termination and EMPLOYEE shall have at least twenty (20) days thereafter to accept or reject the offer. Failure to accept the offer within such period shall be deemed as rejection. EMPLOYEE shall be permitted to the reasonable use of the automobile, without payment to MEEMIC, until the offer is rejected or deemed rejected, at which time EMPLOYEE shall immediately return possession of the automobile to MEEMIC.

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          7.   ARBITRATION OF DISPUTES.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator shall be an attorney admitted to practice in the State of Michigan and shall be an individual acceptable to EMPLOYEE and MEEMIC, selected in accordance with the procedures of the American Arbitration Association from one of its standing panels; provided that MEEMIC and EMPLOYEE shall be entitled to agree upon an individual selected mutually by them in lieu of an arbitrator selected from the American Arbitration Association panel. The decision and award of the arbitrator is intended to be final and binding and judgment thereon may be entered in any court of competent jurisdiction. This provision is intended to comply with the statutory arbitration procedures set forth in MCLA Sections 600.5001 to 600.6035 and with Michigan Court Rule 3.602.

          8. EFFECT ON EMPLOYMENT RELATIONSHIP. Except as specifically set forth in this Agreement, the Employment Relationship between MEEMIC and EMPLOYEE is in no way modified, amended or affected hereby. It is further agreed and acknowledged that the provisions of this Agreement relate exclusively to the Employment Relationship between MEEMIC and EMPLOYEE and are not intended in any way to represent the establishment of any policy or standard of conduct with regard to any other employee or relationship.


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          IN WITNESS WHEREOF the parties have executed this Severance/Benefit
Agreement the day and year first above written.


                                        MUTUAL EDUCATIONAL EMPLOYEES MUTUAL
                                        INSURANCE COMPANY


                                        BY: /s/ George Orleman
                                           -------------------------------------
                                           GEORGE ORLEMAN

                                        Its: Chairman



                                            /s/ Lynn M. Kalinowski
                                           -------------------------------------
                                           LYNN M. KALINOWSKI


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